Exhibit 99.1

MORRIS PUBLISHING GROUP REFINANCES SENIOR CREDIT FACILITIES

AUGUSTA, Ga. (December 15, 2005) — Morris Publishing Group, LLC announced today that it has replaced its existing $400 million senior credit facilities, with new senior credit facilities aggregating $350 million, due in 2012.

Morris replaced its $100 million Tranche A Term Loan due in 2010, its $150 million Tranche C Term Loan due in 2011 and its $150 million Revolving Credit Facility due in 2010 with a new $175 million Tranche A Term Loan and a new $175 million Revolving Credit Facility, borrowing $58 million against the new revolver. Prior to the refinancing, a total of $245 million was outstanding on the term loans and no amount was outstanding on the revolving credit facility.

The immediate impact is to initially reduce interest rates on the new Tranche A Term Loan by 0.50% and 0.75% below the current rate on the Tranche A and Tranche C Term Loans, respectively, and to initially reduce the interest rate on the Revolving Credit Facility by 1.50%, down to the same rate as the new Tranche A Term Loan. The commitment fee on unborrowed funds available under the revolver decreased from 0.50% to 0.375% and the loan covenants remain for the most part unchanged.

Morris Publishing Group, LLC is a wholly owned subsidiary of Morris Communications Company, LLC, a privately held media company based in Augusta, Ga. Morris Publishing owns and operates 27 daily and 12 nondaily newspapers, 5 city magazines and numerous other free community publications in the Southeast, Midwest, Southwest and Alaska.

For further information, please contact:

Craig Mitchell

Senior Vice President of Finance

Morris Communications Company, LLC

706-823-3236

web site: www.morris.com